Riley Permian Reports Fiscal Third Quarter 2022 Financial and Operating Results

OKLAHOMA CITY, August 10, 2022 -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian" or the "Company"), today reported financial and operating results for the fiscal third quarter ended June 30, 2022.

HIGHLIGHTS FOR THE FISCAL THIRD QUARTER ENDING JUNE 30, 2022

•Averaged oil production of 8.4 MBbls per day, which exceeds the high end of guidance and represents an increase of 24% as compared year-over-year to the fiscal third quarter 2021 and 12% as compared quarter-over-quarter to the fiscal second quarter 2022
•Reported net income of $39 million, which includes $13 million of non-cash gain on derivative contracts and income from operations of $63 million
•Generated $45 million of Adjusted EBITDAX(1) and $44 million of operating cash flow, representing an increase of 29% and 47%, respectively, over the prior quarter
•Incurred total accrual (activity-based) capital expenditures of $34 million and total cash capital expenditures of $37 million
•Paid dividends of $0.31 per share for a total of $6 million
•Reported proved reserves of 79 MMBoe (64% oil) with a standardized measure of future discounted cash flows of $1,046 million
•PV-10 value(1) of total proved reserves and total proved developed reserves of $1,098 million and $807 million, respectively, as of June 30, 2022 based on NYMEX strip pricing

“In the fiscal third quarter, we generated record oil production, revenue and operating cash flow,” said Riley Permian Chairman and CEO, Bobby Riley. “Our cash flow benefited from a decreased impact of financial hedges this past quarter, and we see a continuation of that trend for the quarters and year ahead. We are experiencing increased costs like many other companies in our industry, but we are proud of our team’s efforts to control costs where we can. Based on the strength of our fiscal third quarter production, and given modest increased activity plans, we are increasing previously released midpoint guidance for oil production for the fiscal fourth quarter by 6% and for the fiscal year by 4%. Related, we are increasing our midpoint guidance for fiscal year capital expenditures by approximately 5%, driven by increased activity and cost increases. We continue to return a substantial portion of our cash flow to shareholders in the form of dividends, and we see opportunity to pay down our debt in the coming quarters, further strengthening our balance sheet.”

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(1)Non-GAAP financial measure, which is defined and reconciled below.

Selected Operating and Financial Data
(Unaudited)	Three Months Ended			Nine Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Select Financial Data (in thousands):
Oil and natural gas sales, net	$87,781	$66,645	$41,549	$211,076	$100,622
Net income (loss)	$38,555	$(7,168)	$(21,501)	$52,785	$(81,320)
Adjusted EBITDAX(1)	$44,522	$34,439	$22,533	$106,035	$65,433

Production Data, net:
Oil (MBbls)	761	675	612	2,104	1,702
Natural gas (MMcf)	572	682	732	2,098	1,795
Natural gas liquids (MBbls)	70	93	94	268	272
Total (MBoe)	926	881	828	2,722	2,273

Daily combined volumes (Boe/d)	10,176	9,791	9,100	9,969	8,325
Daily oil volumes (Bbls/d)	8,363	7,497	6,726	7,707	6,234

Average Realized Prices:
Oil ($ per Bbl)	$108.41	$92.44	$64.55	$92.91	$54.29
Natural gas ($ per Mcf)	4.98	2.62	1.31	3.50	3.12
Natural gas liquids ($ per Bbl)	34.71	26.71	11.57	30.72	9.70
Total average price ($ per Boe)	$94.80	$75.63	$50.18	$77.55	$44.28

Average Realized Prices, including the effects of derivative settlements(2):
Oil ($ per Bbl)	$77.31	$66.60	$51.84	$66.50	$51.16
Natural gas ($ per Mcf)	1.29	1.25	1.39	1.31	3.22
Natural gas liquids ($ per Bbl)(3)	34.71	26.71	11.57	30.72	9.70
Total average price ($ per Boe)	$66.97	$54.78	$40.86	$55.44	$42.02

Cash Costs ($ per Boe)(1)	$19.63	$16.46	$15.07	$17.33	$14.79
Cash Margin ($ per Boe)(1)	$75.17	$59.17	$35.11	$60.22	$29.49
Cash Margin, including derivative settlements ($ per Boe)(1)	$47.34	$38.32	$25.80	$38.11	$27.23

_____________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)The Company's calculation of the effects of derivative settlements includes losses on the settlement of its commodity derivative contracts. These losses are included under other income and expense on the Company’s consolidated statements of operations.
(3)During the periods presented, the Company did not have any NGL derivative contracts in place.

OPERATIONS AND DEVELOPMENT ACTIVITY UPDATE
Riley Permian averaged oil production of 8.4 MBbls per day for the three months ended June 30, 2022, representing an increase of 24% as compared year-over-year to the fiscal third quarter 2021 and 12% as compared quarter-over-quarter to the fiscal second quarter 2022. The Company averaged total equivalent production of 10.2 MBoe per day for the three months ended June 30, 2022, an increase of 12% as compared to the same period in 2021 and 4% as compared to the prior quarter.

Oil production represented 82% of the total equivalent production for the fiscal third quarter of 2022, which compares to 77% of the total in the fiscal second quarter of 2022 and 74% in the fiscal third quarter of 2021. Such changes are not indicative of changing reservoir properties but rather reflect the impact of curtailed natural gas production. Beginning in February 2022 and continuing through the fiscal third quarter, the Company’s primary midstream gas gathering and processing counterparty underwent a temporary curtailment and shutdown of their primary plant as part of an overall capacity expansion project. While the processing plant project was expected, the duration of the curtailment lasted longer than originally anticipated, which negatively impacted sales of natural gas and NGLs during this period and led to lower growth in natural gas and NGL sales volumes as compared to oil sales volumes.

The Company’s development activity during the fiscal third quarter included drilling 5 gross (3.0 net) horizontal wells (scheduled for completion in fiscal fourth quarter 2022), turning to sales 5 gross (5.0 net) horizontal wells, drilling and completing 1 gross (1.0 net) saltwater disposal well and preparatory activity for 1 gross (1.0 net) horizontal well to be drilled and completed during the fiscal fourth quarter. This activity corresponds with previously provided guidance, with the exception that 1 gross (1.0 net) well previously planned for completion during the fiscal third quarter was officially completed and brought online during the fiscal fourth quarter, while capital expenditures were incurred for the well completion during the third quarter. Such activity corresponds with $30.8 million in accrual basis drilling, completions and facility capital expenditures, which also includes capitalized workovers, midstream infrastructure and minor additions to land and working interests.

The Company advanced its EOR pilot project in Yoakum County, Texas during the fiscal third quarter, completing an additional three of the remaining five injection wells. Such activity corresponded with $3.6 million of accrual basis capital expenditures for the quarter. Subsequent to quarter end, in July 2022, the Company completed the remaining two injection wells with water injection initiated on all six injection wells.

The Company incurred $34 million in total accrued capital expenditures for the three months ended June 30, 2022, which compares to the Company’s previously released guidance of $28 million to $33 million. Overages on accrued capital expenditures compared to the Company’s previously released guidance are primarily related to the accelerated timing of the saltwater disposal well drilled during the quarter, in addition to higher costs being realized. During the quarter, the average completed lateral length on the 5.0 horizontal wells turned to sales was approximately 7,100 feet, with drilling and completion costs of approximately $800 per completed lateral foot. The current costs per completed lateral length on similar wells has increased approximately 26% since the start of this fiscal year, with the largest increase being associated with completion costs. On a cash basis, the Company had total capital expenditures of $37 million for the three months ended June 30, 2022.

FINANCIAL RESULTS
For the three months ended June 30, 2022, the Company reported net income of $39 million and operating income of $63 million. The Company generated Adjusted EBITDAX(1) of $45 million, operating cash flow from continuing operations of $44 million and Free Cash Flow(1) of $7 million.

For the nine months ended June 30, 2022 (fiscal year to date), the Company reported net income of $53 million and operating income of $137 million. The Company generated Adjusted EBITDAX(1) of $106 million, operating cash flow from continuing operations of $97 million (inclusive of negative changes in working capital of $2 million) and Free Cash Flow(1) of $22 million. The pattern of the Company’s development activity affects cash capital expenditures and may continue to cause fluctuations in Free Cash Flow(1) from quarter to quarter with longer periods more representative of Free Cash Flow(1) generation potential than an individual quarter.

__________________
(1)Non-GAAP financial measure, which is defined and reconciled below.

FINANCIAL RESULTS, Continued
Fiscal third quarter 2022 average realized prices, before derivative settlements were $108.41 per barrel of oil, $4.98 per Mcf of natural gas and $34.71 per barrel of natural gas liquids, resulting in a total equivalent price, before derivative settlements, of $94.80 per Boe. The Company benefited from a favorable $1.65 per barrel positive differential to the WTI index for the quarter. Adjusted for derivative settlements, total equivalent price was $66.97 per Boe, corresponding to realized derivative settlement losses of $27.83 per Boe or $25.8 million. The Company reported a $12.4 million loss on derivatives, which includes the $25.8 million loss on settlements and a $13.4 million non-cash gain due to changes in the fair value of derivatives. Total oil and natural gas sales revenue was $88 million for the fiscal third quarter 2022 with $62 million of oil and natural gas sales revenue net of derivative settlements, representing quarter-over-quarter increases of 32% and 28%, respectively, and year-over-year increases of 111% and 83%, respectively. For the quarter, oil revenue represented 94% of total revenue.

Riley Permian's total Cash Costs(1) for the fiscal third quarter of 2022 were $18.2 million, representing an increase of 25% compared to the fiscal second quarter of 2022. Lease operating expense (“LOE”) was $8.1 million, corresponding to the low end of guidance and an 18% increase quarter-over-quarter. Workover activity was unusually high during the fiscal third quarter of 2022 with workover expense (a component of LOE) approximately $1.4 million higher than the average of the prior three quarters. Excluding workover expense, LOE was lower than the prior two quarters, despite materially increasing production. Cash G&A expense(1) was $3.9 million, which was at the low end of guidance. Interest expense was $0.7 million, essentially flat with interest expense for the fiscal second quarter of 2022. Production and ad valorem taxes increased 58% quarter-over-quarter as a result of higher commodity prices and an increase in our estimated property values, which increased our ad valorem tax estimate. Accordingly, increases in production and ad valorem taxes accounted for 55% of the total increase in Cash Costs quarter-over-quarter. Excluding production and ad valorem taxes, Cash Costs(1) increased 15% quarter-over-quarter, which is consistent with the 13% quarter-over-quarter increase in oil production.

Riley Permian increased margins significantly for the fiscal third quarter of 2022, as compared to prior periods. Higher production volumes and realized commodity prices more than offset the impacts from the natural gas curtailment, loss on settlements of derivatives and increased Cash Costs(1). Adjusted EBITDAX(1) increased 29% quarter-over-quarter while operating cash flow from continuing operations increased 47% quarter-over-quarter. Compared to the fiscal third quarter of 2021, Adjusted EBITDAX(1) increased by 98% and operating cash flow from continuing operations increased by 113%.

During the fiscal third quarter 2022, the Company paid common dividends of $0.31 per share or $6 million. Subsequent to the quarter end, the Company paid common dividends of $0.31 per share in August 2022.

The Company completed an amendment to its credit facility during the quarter which extended the maturity to April 2026 and increased the borrowing base to $200 million. As of August 8, 2022, we had $61 million drawn and $139 million, or approximately 70%, of availability on the credit facility.

__________________
(1)Non-GAAP financial measure, which is defined and reconciled below.

REVISED FISCAL FOURTH QUARTER 2022 OUTLOOK AND GUIDANCE
Based on current market conditions, the Company forecasts drilling 4 gross (3.2 net), completing 7 gross (4.2 net) and turning to production 7 gross (4.2 net) horizontal wells during the fiscal fourth quarter 2022. Additional scheduled activity includes capital workovers and midstream infrastructure. Management forecasts accrual basis capital expenditures related to such development activity of approximately $24 million to $28 million, which also includes estimates for anticipated non-operated drilling and completions, capital workovers, infrastructure, preparatory work for the fiscal 2023 development program and minor additions to land and existing working interests.

The Company forecasts fiscal fourth quarter 2022 oil production to average 8.2 MBbls per day to 8.6 MBbls per day, with the midpoint average representing 21% year-over-year growth. The midstream gas gathering and processing expansion project has been fully commissioned. Following completion of the expansion project in mid July, the Company has realized a larger volume of contractual, firm capacity, which has led to increased sales for natural gas and NGLs and reduced flaring. However, despite the physical and contractual increases in processing capacity, the Company is currently producing natural gas in excess of our contractual minimum processing capacity, which will lead to continued, partial curtailment. Based on estimates of available gas processing capacity, we forecast total equivalent production to average 11.1 MBoe per day to 11.6 MBoe per day for the fiscal fourth quarter.

The Company forecasts fiscal fourth quarter 2022 LOE of approximately $8.0 million to $10.0 million, with the low end corresponding to fiscal third quarter actual results and the high end accounting for costs associated with increased production volumes and inflationary pressures. We forecast Cash G&A expenses(1) for the fiscal fourth quarter of approximately $4.1 million to $4.7 million.

For its EOR pilot project, management forecasts spending approximately $4 million to $6 million of accrual basis capital expenditures in the fiscal fourth quarter related to completion of the remaining injection wells and the CO2 tap installation. Based on anticipated delivery timing of compressors needed for CO2 injection, the Company forecasts beginning CO2 injection during late 2022 (calendar fourth quarter 2022). Approximately $4 million of anticipated, accrual basis capital expenditures for our EOR program, previously estimated to be incurred during fiscal 2022, are now anticipated to be incurred in fiscal 2023.

In total, management forecasts total accrual basis capital expenditures of $28 million to $34 million for the fiscal fourth quarter 2022.

REVISED FISCAL YEAR 2022 OUTLOOK AND GUIDANCE
Incorporating actual, accrual basis capital expenditures to date for the fiscal year, and combined with revised fiscal fourth quarter guidance above, the Company forecasts full-year fiscal 2022 accrual basis capital expenditures to total approximately $109 million to $115 million, with modest upward revisions from previously provided estimates of $102 million to $111 million.

This total includes estimates of $93 million to $97 million for drilling and completions, which compares to previous guidance of $84 million to $89 million. We are forecasting an annual total of 19 gross (15.0 net) wells drilled, completed and brought online during fiscal year 2022. The forecasted capital expenditures include $16 million to $18 million for our EOR program, down from $18 million to $22 million forecasted previously.

We forecast full-year fiscal 2022 oil production to average 7.8 MBbls per day to 7.9 MBbls per day (corresponding to approximately 2.9 MMBbls), representing 22% to 24% growth from fiscal year 2021 average oil production and corresponding with upward revisions from previously provided growth estimates of 17% to 22% during the prior quarter. Further, we forecast that full-year fiscal 2022 total equivalent production could average 10.3 MBoe per day to 10.4 MBoe per day.

___________________
(1)Non-GAAP financial measure, which is defined above.

CONFERENCE CALL
Riley Permian management will host a conference call for investors and analysts on August 11, 2022 at 10:00 a.m. CT to discuss the Company's results. Interested parties are invited to participate by calling:
•U.S./Canada Toll Free, (888) 330-2214
•International, +1 (646) 960-0161
•Conference ID number 5405646

An updated company presentation, which will include certain items to be discussed on the call, will be posted prior to the call on the Company's website (www.rileypermian.com). A replay of the call will be available until August 25, 2022 by calling:
•(800) 770-2030 or (647) 362-9199
•Conference ID number 5405646

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and natural gas liquids. For more information, please visit www.rileypermian.com.

Investor Contact:
Rick D'Angelo
405-438-0126
IR@rileypermian.com

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position and potential growth opportunities. Our forward-looking statements do not consider the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believes,” “intends,” “may,” “should,” “anticipates,” “expects,” “could,” “plans,” “estimates,” “projects,” “targets,” “forecasts” or comparable terminology or by discussions of strategy or trends. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this release are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements.
Among the factors that could cause actual future results to differ materially are the risks and uncertainties the Company is exposed to. While it is not possible to identify all factors, we continue to face many risks and uncertainties including, but not limited to: the volatility of oil, natural gas and NGL prices; the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically, the coronavirus disease 2019 (“COVID-19”) pandemic and any related variants), including reactive or proactive measures taken by governments, regulatory agencies and businesses related to the pandemic, and the effects of COVID-19 on the oil and natural gas industry, pricing and demand for oil and natural gas and supply chain logistics; regional supply and demand factors, any delays, curtailment delays or interruptions of production, and any governmental order, rule or regulation that may impose production limits; cost and availability of gathering, pipeline, refining, transportation and other midstream and downstream activities; severe weather and other risks that lead to a lack of any available markets; our ability to successfully complete mergers, acquisitions and divestitures; the risk that the Company's EOR project may not perform as expected or produce the anticipated benefits; risks relating to our operations, including development drilling and testing results and performance of acquired properties and newly drilled wells; any reduction in our borrowing base on our revolving credit facility from time to time and our ability to repay any excess borrowings as a result of such reduction; the impact of our derivative strategy and the results of future settlement; our ability to comply with the financial covenants contained in our credit agreement; conditions in the capital, financial and credit markets and our ability to obtain capital needed for development and exploration operations on favorable terms or at all; the loss of certain tax deductions; risks associated with executing our business strategy, including any changes in our strategy; inability to prove up undeveloped acreage and maintain production on leases; risks associated with concentration of operations in one major geographic area; legislative or regulatory changes, including initiatives related to hydraulic fracturing, emissions, and disposal of produced water, which may be negatively impacted by regulation or legislation; the ability to receive drilling and other permits or approvals and rights-of-way in a timely manner (or at all), which may be restricted by governmental regulation and legislation; risks related to litigation; evolving geopolitical and military hostilities in other areas of the world; and cybersecurity threats, technology system failures and data security issues. Additional factors that could cause results to differ materially from those described above can be found in Riley Permian’s Annual Report on Form 10-K for the year ended September 30, 2021 filed with the SEC and available from the Company’s website at www.rileypermian.com under the “Investor” tab, and in other documents the Company files with the SEC.

The forward-looking statements in this press release are made as of the date hereof and are based on information available at that time. The Company does not undertake, and expressly disclaims, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

Cautionary Statement Regarding Guidance

The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Cautionary Statement Regarding Forward-Looking Information" section above, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Cautionary Statement Regarding Reserves

The reserves information as of June 30, 2022 in this press release, including standardized measure of future discounted cash flows and PV-10 value are preliminary estimates that have not been audited or reviewed by Netherland, Sewell & Associates, Inc. or BDO USA, LLP and are subject to material revision. These are estimates that should not be regarded as a representation. Investors should not place undue reliance on these estimates.

Source: Riley Exploration Permian, Inc.

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited)
	June 30, 2022	September 30, 2021
	(In thousands, except share amounts)
Assets
Current Assets:
Cash and cash equivalents	$16,800	$17,067
Accounts receivable	32,821	17,473
Accounts receivable - related parties	—	456
Prepaid expenses and other current assets	3,029	1,730
Current derivative assets	1,134	—
Total current assets	53,784	36,726
Oil and natural gas properties, net (successful efforts)	402,526	345,797
Other property and equipment, net	4,407	3,183
Non-current derivative assets	300	106
Other non-current assets, net	4,814	2,419
Total Assets	$465,831	$388,231
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$20,244	$12,234
Accounts payable - related parties	457	800
Accrued liabilities	18,616	18,555
Revenue payable	17,164	9,008
Current derivative liabilities	50,298	42,144
Other current liabilities	2,584	874
Total Current Liabilities	109,363	83,615
Non-current derivative liabilities	9,122	8,932
Asset retirement obligations	2,211	2,306
Revolving credit facility	61,000	60,000
Deferred tax liabilities	24,702	11,628
Other non-current liabilities	1,223	60
Total Liabilities	207,621	166,541
Commitments and Contingencies
Shareholders' Equity:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 240,000,000 shares authorized; 19,865,116 and 19,672,050 shares issued and outstanding at June 30, 2022 and September 30, 2021, respectively	20	20
Additional paid-in capital	273,035	270,837
Accumulated deficit	(14,845)	(49,167)
Total Shareholders' Equity	258,210	221,690
Total Liabilities and Shareholders' Equity	$465,831	$388,231

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Revenues:
Oil and natural gas sales, net	$87,781	$41,549	$211,076	$100,622
Contract services - related parties	600	600	1,800	1,800
Total Revenues	88,381	42,149	212,876	102,422
Costs and Expenses:
Lease operating expenses	8,062	5,766	22,311	16,289
Production and ad valorem taxes	5,526	2,017	12,033	6,061
Exploration costs	22	2,785	2,131	8,682
Depletion, depreciation, amortization and accretion	7,188	7,082	20,688	19,323
General and administrative:
Administrative costs	4,399	4,030	12,046	9,176
Unit-based compensation expense	—	—	—	689
Share-based compensation expense	553	779	2,521	5,353
Cost of contract services - related parties	89	91	324	330
Transaction costs	—	321	3,896	3,534
Total Costs and Expenses	25,839	22,871	75,950	69,437
Income From Operations	62,542	19,278	136,926	32,985
Other Income (Expense):
Interest expense, net	(697)	(1,171)	(2,271)	(3,571)
Loss on derivatives	(12,363)	(35,396)	(67,188)	(74,208)
Total Other Expense	(13,060)	(36,567)	(69,459)	(77,779)
Net Income (Loss) from Continuing Operations Before Income Taxes	49,482	(17,289)	67,467	(44,794)
Income tax expense	(10,927)	(3,245)	(14,682)	(16,953)
Net Income (Loss) from Continuing Operations	38,555	(20,534)	52,785	(61,747)
Discontinued Operations:
Loss from discontinued operations	—	(882)	—	(19,513)
Income tax expense on discontinued operations	—	(85)	—	(60)
Loss on Discontinued Operations	—	(967)	—	(19,573)
Net Income (Loss)	38,555	(21,501)	52,785	(81,320)
Dividends on preferred units	—	—	—	(1,491)
Net Income (Loss) Attributable to Common Shareholders/Unitholders	$38,555	$(21,501)	$52,785	$(82,811)

RILEY EXPLORATION PERMIAN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Cash Flows from Operating Activities:
Net income (loss)	$38,555	$(21,501)	$52,785	$(81,320)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	—	967	—	19,573
Oil and gas lease expirations	—	2,785	2,053	8,615
Depletion, depreciation, amortization and accretion	7,188	7,082	20,688	19,323
Loss on derivatives	12,363	35,396	67,188	74,208
Settlements on derivative contracts	(25,783)	(7,712)	(60,172)	(5,133)
Amortization of deferred financing costs	182	168	655	483
Unit-based compensation expense	—	—	—	689
Share-based compensation expense	828	779	2,808	5,353
Deferred income tax expense	10,212	4,254	13,074	17,185
Changes in operating assets and liabilities	614	(1,523)	(2,092)	(135)
Net Cash Provided by Operating Activities - Continuing Operations	44,159	20,695	96,987	58,841
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(36,876)	(21,750)	(76,058)	(38,882)
Acquisitions of oil and natural gas properties	—	—	—	(171)
Additions to other property and equipment	(92)	(792)	(1,137)	(1,172)
Tengasco acquired cash	—	—	—	859
Net Cash Used in Investing Activities - Continuing Operations	(36,968)	(22,542)	(77,195)	(39,366)
Cash Flows from Financing Activities:
Deferred financing costs	(1,690)	(7)	(1,989)	(135)
Proceeds from revolving credit facility	1,000	—	9,000	5,500
Repayment under revolving credit facility	(3,000)	—	(8,000)	(9,000)
Payment of common share/unit dividends	(6,058)	(4,991)	(18,254)	(12,834)
Payment of preferred unit dividends	—	—	—	(1,491)
Common stock repurchased for tax withholding	(252)	—	(816)	—
Purchase of common units under long-term incentive plan	—	—	—	(191)
Net Cash Used in Financing Activities - Continuing Operations	(10,000)	(4,998)	(20,059)	(18,151)
Net Increase (Decrease) in Cash and Cash Equivalents from Continuing Operations	(2,809)	(6,845)	(267)	1,324
Cash Flows from Discontinued Operations:
Operating activities	—	(220)	—	18
Investing activities	—	3,897	—	3,892
Net Increase in Cash and Cash Equivalents from Discontinued Operations	—	3,677	—	3,910
Net Increase (Decrease) in Cash and Cash Equivalents	(2,809)	(3,168)	(267)	5,234
Cash and Cash Equivalents, Beginning of Period	19,609	10,062	17,067	1,660
Cash and Cash Equivalents, End of Period	$16,800	$6,894	$16,800	$6,894

OIL, NATURAL GAS AND NGL RESERVES
The Company prepared estimates of reserves using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended June 30, 2022 of $85.82 per Bbl for oil and $4.13 per Mcf for gas in accordance with SEC guidelines. The Company also prepared estimates of proved reserves as of June 30, 2022 using NYMEX pricing. Netherland, Sewell & Associates, Inc. (“NSAI”) is the Company’s third-party reservoir engineer, which prepares estimates of the Company's proved reserves annually as of its fiscal year-end, in accordance with the rules and regulations of the SEC. NSAI has not reviewed our proved reserves at June 30, 2022 using SEC or NYMEX pricing. A summary of these internal estimates as of June 30, 2022 is presented below.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of June 30, 2022	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	28,786	50,165	28,688	50,029
Natural gas (MMcf)	52,392	84,241	52,235	84,047
Natural gas liquids (MBbls)	8,614	14,400	8,588	14,368
Total (MBoe)	46,132	78,605	45,982	78,405
PV-10(1) (in thousands)	$908,852	$1,316,834	$806,780	$1,097,713
___________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
July 2022-December 2022	$100.56	$5.78
Calendar year 2023	$87.46	$4.76
Calendar year 2024	$79.01	$4.38
Calendar year 2025	$73.32	$4.31
After 2025	$71.30	$4.70

OIL, NATURAL GAS AND NGL RESERVES, Continued
Estimates of reserves were prepared using an average price equal to the unweighted arithmetic average of the first day of each month within the 12-month period ended September 30, 2021 of $57.64 per Bbl for oil and $2.94 per Mcf for gas in accordance with SEC guidelines. Additionally, the Company prepared estimates of proved reserves as of September 30, 2021 using NYMEX pricing. The table below presents a summary of our proved reserves as of September 30, 2021.

	SEC Pricing		NYMEX Pricing(2)
Reserves as of September 30, 2021	Proved Developed Reserves	Total Proved Reserves	Proved Developed Reserves	Total Proved Reserves
Oil (MBbls)	26,170	46,263	26,118	46,187
Natural gas (MMcf)	46,173	76,019	46,087	75,899
Natural gas liquids (MBbls)	7,650	13,229	7,635	13,208
Total (MBoe)	41,516	72,163	41,434	72,045
PV-10(1) (in thousands)	$492,642	$680,729	$542,673	$729,942
___________________
(1)Non-GAAP financial measure, which is defined and reconciled below.
(2)See table below for the NYMEX pricing used to prepare internal reserve estimates.

	Oil	Natural Gas
	($ per Bbl)	($ per Mcf)
October 2021 - December 2021	$74.48	$5.90
Calendar year 2022	$70.09	$4.41
Calendar year 2023	$64.01	$3.47
Calendar year 2024	$59.71	$3.17
Calendar year 2025	$56.65	$3.02
After 2024	$55.59	$3.23

Reserve estimates above do not include any value for probable or possible reserves that may exist, nor do they include any value for undeveloped acreage. The reserve estimates represent our net revenue interest in our properties, all of which are located within the continental United States. NYMEX pricing does not comport with the reporting requirements of the SEC and should not be used as a substitute for or compared with estimates of proved reserves using SEC pricing.

DERIVATIVE CONTRACTS
The following table summarizes the open financial derivatives as of August 8, 2022, related to oil and natural gas production. Derivative positions in the table for calendar Q3 2022 are as of June 30, 2022(1).

		Weighted Average Price
Calendar Quarter	Notional Volume	Fixed	Put	Call
		($ per unit)
Oil Swaps (Bbl)
Q3 2022	270,000	$56.03	$—	$—
Q4 2022	270,000	$56.03	$—	$—
Q1 2023	225,000	$53.65	$—	$—
Q2 2023	195,000	$53.89	$—	$—
Q3 2023	150,000	$52.58	$—	$—
Q4 2023	150,000	$52.58	$—	$—

Natural Gas Swaps (Mcf)
Q3 2022	540,000	$3.26	$—	$—
Q4 2022	540,000	$3.26	$—	$—

Oil Collars (Bbl)
Q3 2022	117,000	$—	$37.31	$59.43
Q4 2022	90,000	$—	$35.00	$42.63
Q1 2024	3,000	$—	$50.00	$88.00

Oil Basis (Bbl)
Q3 2022	240,000	$0.41	$—	$—
Q4 2022	240,000	$0.41	$—	$—
___________________
(1)Q3 2022 derivative positions shown include July 2022 contracts, some of which have settled as of August 8, 2022.

NON-GAAP MEASURES
The Company presents certain non-GAAP financial measures to supplement its financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The non-GAAP financial measures include Adjusted Net Income, Adjusted EBITDAX, Cash G&A, Cash Costs and Cash Margin per Boe, Free Cash Flow and PV-10. A reconciliation of each non-GAAP measure to the most directly comparable GAAP financial measure is presented below.
We believe that these non-GAAP measures presented, in conjunction with our financial and operating results prepared in accordance with GAAP, provide a more complete understanding of the Company’s performance. We use these non-GAAP measures to compare our financial and operating performance with that of other companies in the oil and natural gas industry as well as our financial and operating performance for current and historical periods. These non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures, such as net income (loss), operating income (loss), total costs and expenses, general and administrative expenses, net cash provided by operating activities or standardized measure of discounted future net cash flows or any other GAAP measure of financial position or results of operations.
As not all companies use the same calculation, our non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) plus loss on discontinued operations, non-cash (gain) loss on derivatives, transaction costs and other, income tax expense related to our change in tax status and the changes in estimated income tax as a result of these adjustments. We believe that Adjusted Net Income is a widely followed measure of operating performance and is one of many metrics used by investors as well as our management team. For example, Adjusted Net Income can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis. The following table provides a reconciliation of Net Income (Loss) to Adjusted Net Income for the periods indicated:

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
	(Unaudited, In thousands)
Net Income (Loss)	$38,555	$(7,168)	$(21,501)	$52,785	$(81,320)
Loss on discontinued operations	—	—	967	—	19,573
Non-cash (gain) loss on derivatives	(13,420)	31,257	27,684	7,016	69,075
Transaction costs and other	—	2,638	321	3,941	3,534
Income tax expense from change in tax status	—	—	—	—	13,631
Tax effect of adjustments(1)	2,885	(7,288)	995	(2,356)	1,401
Adjusted Net Income	$28,020	$19,439	$8,466	$61,386	$25,894
___________________
(1)Computed by applying a combined federal and state statutory rate of 21.5%, 21.5% and 21% effective as of June 30, 2022, March 31, 2022 and June 30, 2021, respectively. The Company was a flow-through entity for federal and state income tax purposes for the periods through February 26, 2021.

Adjusted EBITDAX: We define Adjusted EBITDAX as net income (loss) adjusted for loss on discontinued operations, exploration costs, depletion, depreciation, amortization and accretion, equity-based compensation expense, interest expense, non-cash (gain) loss on derivatives, income taxes and transaction costs and other. We believe Adjusted EBITDAX is useful to investors because it provides an effective way to evaluate our operating performance and compare the results of our operations from period to period as well as to other companies in the oil and natural gas industry without regard to our financing methods or capital structure. The following table provides a reconciliation from the GAAP measure of Net Income (Loss) to Adjusted EBITDAX.

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
	(Unaudited, In thousands)
Net Income (Loss)	$38,555	$(7,168)	$(21,501)	$52,785	$(81,320)
Loss on discontinued operations	—	—	967	—	19,573
Exploration costs	22	1,498	2,785	2,131	8,682
Depletion, depreciation, amortization and accretion	7,188	6,633	7,082	20,688	19,323
Unit-based compensation expense	—	—	—	—	689
Share-based compensation expense	553	1,017	779	2,521	5,353
Interest expense, net	697	678	1,171	2,271	3,571
Non-cash (gain) loss on derivatives	(13,420)	31,257	27,684	7,016	69,075
Income tax expense (benefit)	10,927	(2,114)	3,245	14,682	16,953
Transaction costs and other	—	2,638	321	3,941	3,534
Adjusted EBITDAX	$44,522	$34,439	$22,533	$106,035	$65,433

Cash G&A: Cash G&A is defined as general and administrative expense, excluding equity-based compensation, plus cost of contract services–related parties less contract services–related parties revenue. We believe Cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in our industry to allow for analysis of Cash G&A spend without regard to equity-based compensation programs or amounts related to contract services. Administrative costs exclude equity-based compensation as those expenses are presented separately as components of general and administrative expense on our condensed consolidated statement of operations. The following table provides a calculation of Cash G&A for the periods indicated:

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
	(Unaudited, In thousands)
Administrative costs	$4,399	$4,014	$4,030	$12,046	$9,176
Plus: Costs of contract services - related parties	89	85	91	324	330
Less: Contract services revenues - related parties	(600)	(600)	(600)	(1,800)	(1,800)
Total Cash G&A	$3,888	$3,499	$3,521	$10,570	$7,706

Cash Costs and Cash Margin per Boe: Cash Costs is a non-GAAP financial measure that we use as an indicator of our total cash-based cost of production and operations. We define Cash Costs as lease operating expenses plus production and ad valorem taxes, Cash G&A(1), and interest expense. Management believes that Cash Costs is an important financial measure for use in evaluating the Company’s operating and financial performance and for comparison to other companies in the oil and natural gas industry. We also believe this is a useful measure for investors in evaluating our results against other oil and natural gas companies. Cash Costs should be considered in addition to, rather than as a substitute for, Total Costs and Expenses on our condensed consolidated statement of operations. The following table provides a calculation of Cash Costs and Cash Margin for the periods indicated:

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
	(Unaudited, In thousands, except per Boe amounts)
Cash Costs:
Lease operating expenses	$8,062	$6,830	$5,766	$22,311	$16,289
Production and ad valorem taxes	5,526	3,502	2,017	12,033	6,061
Cash G&A(1)	3,888	3,499	3,521	10,570	7,706
Interest expense, net	697	678	1,171	2,271	3,571
Total Cash Costs	$18,173	$14,509	$12,475	$47,185	$33,627

Total Production (MBoe)	926	881	828	2,722	2,273

Cash Margin ($ per Boe):
Total average realized price ($ per Boe)	$94.80	$75.63	$50.18	$77.55	$44.28
Less:
Lease operating expenses	8.71	7.75	6.96	8.20	7.16
Production and ad valorem taxes	5.97	3.97	2.44	4.42	2.67
Cash G&A(1)	4.20	3.97	4.25	3.88	3.39
Interest expense, net	0.75	0.77	1.42	0.83	1.57
Total Cash Costs per Boe	19.63	16.46	15.07	17.33	14.79
Cash Margin per Boe	$75.17	$59.17	$35.11	$60.22	$29.49

Settlements on derivatives ($ per Boe)	(27.83)	(20.85)	(9.31)	(22.11)	(2.26)
Cash Margin per Boe, including derivative settlements	$47.34	$38.32	$25.80	$38.11	$27.23
______________________
(1)A non-GAAP financial measure which is reconciled above.

Free Cash Flow: Free Cash Flow is a measure that we use as an indicator of our ability to fund our development activities and generate excess cash for other corporate purposes. We define Free Cash Flow as Net Cash Provided by Operating Activities, before changes in working capital and reduced by capital expenditures before acquisitions. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The following table provides a reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow for the periods indicated:

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2022	March 31, 2022	June 30, 2021	2022	2021
	(Unaudited, In thousands)
Net Cash Provided by Operating Activities	$44,159	$29,995	$20,695	$96,987	$58,841
Exclude changes in working capital	(614)	507	1,523	2,092	135
Additions to oil and natural gas properties	(36,876)	(10,171)	(21,750)	(76,058)	(38,882)
Additions to other property and equipment	(92)	(28)	(792)	(1,137)	(1,172)
Free Cash Flow	$6,577	$20,303	$(324)	$21,884	$18,922

PV-10: PV-10 is derived from the standardized measure of discounted future net cash flows ("Standardized Measure"), which is the most directly comparable financial measure under GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at an annual rate of 10%, determined in accordance with GAAP. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. We believe that securities analysts and rating agencies use PV-10 in similar ways. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our estimated reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 and the Standardized Measure do not purport to present the fair value of our estimated oil and natural gas reserves.

The following table provides a reconciliation of the Standardized Measure to PV-10 of the Company's estimated total proved reserves as of June 30, 2022 and September 30, 2021:

	June 30, 2022	September 30, 2021
	(In thousands)
Standardized measures of discounted future net cash flows	$1,046,203	$552,936
Future income taxes, discounted at 10%	270,631	127,793
Present value of estimated future net revenues (PV-10)	$1,316,834	$680,729
Adjustment using NYMEX pricing (1)	(219,121)	49,213
PV-10 adjusted for pricing	$1,097,713	$729,942
______________________
(1)Adjustment to reflect the difference between SEC pricing used to calculate Standardized Measure and PV-10 at NYMEX pricing.